CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-236268 on Form S-6 of our report dated April 9, 2020, relating to the financial statements of FT 8609, comprising Target Dvd. Blend 2Q '20 - Term 7/9/21 (Target Dividend Blend Portfolio, 2nd Quarter 2020 Series) and Target High Quality Dvd. 2Q '20 - Term 7/9/21 (Target High Quality Dividend Portfolio, 2nd Quarter 2020 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 9, 2020